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                                                                   SCHEDULE 21.1

                   SUBSIDIARIES OF SYNAGRO TECHNOLOGIES, INC.

     The following is a list of all of the subsidiaries of the Company at December 31, 1997. Each of the subsidiaries is wholly-owned by the Company.

       Corporate Name of Subsidiary             State of Incorporation
   -----------------------------------       ----------------------------

     CDR Environmental, Inc.                      Texas

     Composting Corporation of America            Arkansas

     Organi-Gro, Inc.                             Arkansas

     Pima Gro Systems, Inc.                       Arizona

     ST Interco, Inc.                             Delaware